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FOR IMMEDIATE RELEASE


Company Contacts:
Wendy St. Clair, Marketing Manager
Phone: 303/672-0732 direct
http:///www.rmi.net
wstclair@rmi.net

Doug Hanson Becomes Rocky Mountain Internet's Largest Shareholder, Chairman, President and CEO





Denver, Colorado October 2, 1997 -- Rocky Mountain Internet, Inc. (NASDAQ):
RMIIU, RMII, RMIIW has announced its Board of Directors has approved a transaction to give Douglas H. Hanson voting control of the company, and make him RMI's largest individual shareholder. In addition, Hanson will take over as Chairman, President and CEO of Rocky Mountain Internet.



Hanson is a known leader in the telecommunications industry, having served as President and CEO of Qwest Communications. He left that position in November of 1996 in pursuit of an entrepreneurial venture where he could have greater influence over the company's direction. After exploring numerous opportunities, Hanson set his sights on RMI.



"I investigated several companies then decided to pursue a relationship with Rocky Mountain Internet. RMI has the best, most extensive infrastructure in Colorado. They have excellent technical staff, and an underutilized network," he said. Hanson added that his first priority as RMI's chairman and CEO will be to develop a strategy to optimize the use of that network.



"RMI has the capabilities to support a wide range of services. My goals are to extend RMI's geographic reach based on market opportunity, and to enhance the company's product offerings to match our capabilities," he said.



RMI's CFO, David Evans, said he expects the changes to be very positive for the company and its shareholders.



"RMI is very enthusiastic about Doug joining the company. He has significant industry experience, and is extremely focused on delivering shareholders a return on their investment," he said.

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Hanson has served on the executive committee of the Board of Directors of the
Competitive Telecommunications Association "CompTel" (a communications industry trade association), and lobbied for the successful bid to pass the 1996 Communications Act. In Colorado, Hanson has sat on Denver's Mayoral Business Advisory Committee, the Downtown Denver Partnership Board, and the Metropolitan State College Foundation Board, among other civic activities.



Hanson brings with him to RMI two additional board members: Del Hock, recently retired chairman and CEO of Public Service Company of Colorado; and Reynie Ortiz, who previously served as Vice President at USWest and Jones Intercable.



Rocky Mountain Internet provides Internet access, web development/hosting, and co-location services to clients throughout the Rocky Mountain region. The Company's frame relay backbone is the only Colorado-based network utilizing the industry-leading Cascade switching technology, with broadband B-STDX 9000 switches strategically placed throughout Denver, Boulder and Colorado Springs to provide full network redundancy.



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